Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Tuesday, February 6, 2007	TRADED: Nasdaq

GLOBAL IMAGING SYSTEMS AND GE EXTEND STRATEGIC ALLIANCE

Amended Leasing Program Provides More Flexible Terms to Global Customers

TAMPA, Fla., Feb. 6 — Global Imaging Systems, Inc. (Nasdaq: GISX) announced today that it has renewed its eight-year-old strategic alliance with GE Capital Solutions, extending the leasing program through October 2009. The program, which was initiated in 1999, provides a full range of financing and leasing options for Global’s customers.

Global Imaging President and Chief Operating Officer Michael Shea said, “GE and Global have enjoyed a long-standing, mutually beneficial relationship. We know from experience that GE Capital Solutions’ market leadership, financial resources and prompt execution of our transactions serve our customers well.”

He added, “Nearly 90 percent of new copiers and multifunction products (MFPs) placed in service by Global are leased. That’s why it was important to put in place this renewed agreement, which makes Global even more competitive in our marketplace.”

“GE Capital Solutions is committed to helping Global and its operating companies grow and service their business,” said Glen Clark, Vice President and General Manager, GE Capital Solutions’ Office Imaging business. “This renewed alliance allows our two companies, each with its core competencies, to deliver what the marketplace demands: the latest office technology equipment, competitive financing and outstanding service.

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions in 32 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

About GE Capital Solutions

GE Capital Solutions (www.ge.com/capitalsolutions) provides leasing, lending and capital investment products and services to help business customers grow. It has over $90 billion in assets, serves more than a million clients around the world and is headquartered in Danbury, Connecticut, USA.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s future revenue growth and future market share. These statements are based on numerous assumptions and are subject to uncertainties and risks, which could cause Global’s results to differ materially. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2006.

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/CONTACT: Michael Shea, President and COO, Global Imaging Systems, Inc., 813/960-5508, or Investor Relations Consultants, Inc., 727/781-5577 or E-mail: gisx@mindspring.com/